Exhibit 10.2

BJ SERVICES COMPANY

2000 INCENTIVE PLAN

AMENDED TERMS AND CONDITIONS - DIRECTOR OPTION

The terms and conditions set forth below are hereby incorporated by reference into the attached award agreement (“Agreement”) by and between BJ Services Company (the “Company”) and the director named therein (the “Director”). Terms defined in the 2000 Incentive Plan (the “Plan”) are used herein with the same meaning.

1. The Director has agreed to serve on the Company’s Board of Directors (“Board”) and to accept the grant of an option (“Option”) in accordance with the terms and provisions of the Plan and the Agreement.

2. The Option shall become vested (exercisable) and expire in accordance with the following schedule:

Number of Shares	Vesting Date	Expiration Date

1/3 of the Option	one year from the Date of Grant	seven years from Date of Grant

1/3 of the Option	two years from the Date of Grant	seven years from Date of Grant

1/3 of the Option	three years from the Date of Grant	seven years from Date of Grant

3. In the event of the Director’s termination for any reason other than Cause (as defined below), the Option shall become immediately vested in full on such date to the extent not already vested; provided that, the Option shall not vest upon Retirement (as defined in paragraph 9 below) unless one year has elapsed from the Date of Grant.

4. To the extent vested, the Option may be exercised in whole or in part or in two or more successive parts; provided, however, that the Option shall not be exercisable following the seventh anniversary of its Date of Grant or the earlier termination of such Option as provided herein.

5. The Director agrees that the Company may withhold any federal, state or local taxes upon the exercise of the Option, at such time and upon such terms and conditions as required by law and as provided by the Plan. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue any shares of Common Stock pursuant to the exercise of the Option until the Director has satisfied such withholding obligations or made arrangements for satisfying such obligations that are acceptable to the Company.

6. The Option may be exercised from time to time by a notice in writing of such exercise, which states the Date of Grant set forth in the Agreement and the number of shares in respect of which the Option is being exercised. Such notice shall be delivered to the Secretary of the Company or addressed to the Secretary of the Company at its corporate offices in Houston, Texas. An election to exercise shall be irrevocable. The date of exercise shall be the date the notice is hand delivered or received by the Secretary, whichever is applicable.

7. An election to exercise an Option shall be accompanied by the tender of the full purchase price of the shares of Common Stock for which the election is made. Payment may be made in cash, shares of Common Stock of the Company already owned, a “cashless exercise” procedure established by the Company, or any combination thereof. If the Director desires to tender Common Stock already owned by the Director as payment, the Director must notify the Secretary in the written notice of exercise of such desire and, subject to the Secretary’s confirmation that the Director is the record holder of such number of shares, it shall not be necessary for the Director to tender stock certificates to effectuate such payment of the exercise price. The value of the number of shares tendered to exercise the Option cannot exceed the Option’s exercise price, and such tendered shares shall be valued at their fair market value per share on the date of exercise of the Option. If the shares tendered for payment were acquired by the Director pursuant to the prior exercise of a Company-granted option, such shares must have been owned for at least six (6) months.

8. The Option may be transferred (in whole or in part) by the Director to (1) the spouse, children or grandchildren of the Director (“Immediate Family Members”), (2) a trust or trusts for the exclusive benefit of the Immediate Family Members and, if applicable, the Director, or (3) a partnership in which such Immediate Family Members, and, if applicable, the Director are the only partners. Following transfer, any such transferred option rights shall continue to be subject to the same terms and conditions as were applicable to the option rights immediately prior to transfer; provided, however, that no transferred option rights shall be exercisable unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations and any other legal obligations the Company may have with respect to the option rights. Except as provided in the preceding sentence, the Option is not transferable by the Director, otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Director only by the Director.

9. In the event of the termination of the Director’s membership on the Board (whether voluntary or involuntary) for any reason other than death, disability, Cause (as defined below) or Retirement, the Option outstanding on such date of termination, to the extent vested on such date, may be exercised by the Director (or in the event of the Director’s death, by the Director’s estate or by the person or persons who acquire the right to exercise the Option by bequest or inheritance (“Heir”)) within three months following such termination, but not thereafter; provided, however, in no event shall the Option be exercisable after the seventh anniversary of the Date of Grant. To the extent the Option is not vested on the Director’s date of termination, the Option or the portion thereof that is not vested on such date shall automatically lapse and be cancelled unexercised as of the Director’s date of termination. As used herein, “Retirement” means the termination of service as a director following a period of service on the Board for at least three years, for reasons other than death, disability or Cause (as defined below).

10. In the event of the Director’s termination from the Board by reason of death, disability or Retirement, the Option granted herein may be exercised by the Director (or in the event of the Director’s death, the Director’s Heir) within the 36-month period following such termination, but not thereafter, and in no event shall the Option be exercisable after the seventh anniversary of the Date of Grant.

11. In the event the Director’s directorship is terminated as a result of his removal from the Board for (A) fraud, theft or embezzlement committed against the Company or a Subsidiary, affiliated entity or customer of the Company, (B) the Director’s willful misconduct in performance of his duties as a Director, or (C) the Director’s final conviction of a felony (any one of such events, “Cause”), the Option shall automatically lapse in full and be cancelled unexercised as of that date.

12. In the event of a change in the capitalization of the Company due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the terms of the Agreement shall be adjusted by the Committee to reflect such change.

13. Upon the occurrence of a Change of Control, the following provisions also apply to the Option:

(a) Publicly Traded Stock Transaction. If the consideration offered to shareholders of the Company in connection with a Change of Control consists of publicly traded shares of the common stock (the “New Stock”) of an entity acquiring the Company or the parent company of an entity acquiring the Company (the “Acquiring Entity”), upon the occurrence of such Change of Control, the Acquiring Entity will assume the Option and the Option will become an option (a “New Option”) to purchase a number of shares of New Stock, with the number of shares subject to the New Option and the exercise price thereof to be determined in accordance with Article IV, Section 5(g) of the Plan. The New Option will otherwise be subject to the same terms and conditions as the Option, except that the New Option will be exercisable until the seventh anniversary of the Date of Grant regardless of any termination of the Director’s membership on the Board of Directors of the Company or the board of directors of the Acquiring Entity following the Change of Control and the New Option may be surrendered to the Acquiring Entity during the 90-day period following the occurrence of the Change of Control in return for a payment in cash or in shares of New Stock to be determined in accordance with Article IV, Section 5(g) of the Plan.

(b) Other Transaction. If the consideration offered to shareholders of the Company in connection with a Change of Control consists of cash or of New

Stock that is not publicly traded, upon the occurrence of the Change of Control, the Director will surrender the Option to the Acquiring Entity in return for a payment in cash equal to the Black-Scholes value of the Option as of the date of the Change of Control, without discount for risk of forfeiture and non-transferability. Such Black-Scholes valuation will be performed on a basis consistent with the methodology set forth in Article IV, Section 5(g) of the Plan.

14. Nothing in the Agreement or in the Plan shall confer any right on the Director to continue as a member of the Board.

15. Notwithstanding any other provision of the Agreement, the Director agrees that the Director will not exercise the Option and the Company shall not be obligated to deliver any shares of Common Stock, if counsel to the Company determines such exercise or delivery would violate any law or regulation of any governmental authority or agreement between the Company and any national securities exchange upon which the Common Stock is listed.

16. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Plan.